Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES NEW $150M SECURED CREDIT FACILITY

BELLEVUE, WA   March 16, 2020 – Radiant Logistics, Inc. (the “Company”) (NYSE MKT: American) today announced that it has secured a new $150.0 million syndicated secured revolving credit facility (the “Secured Facility”) to replace its existing $75.0 million revolving facility. The Secured Facility enhances the Company’s financial flexibility, providing increased capacity to fund future acquisitions, capital expenditures or for other corporate purposes, including, if warranted at the time, the repurchase of the Company’s common stock.

BofA Securities, Inc. acted as the sole book runner and sole lead arranger for the syndicated credit facility. Bank of Montreal acted as lender and syndication agent. MUFG Union Bank, N.A. acted as lender and documentation agent. Bank of America, N.A., Keybank National Association and Washington Federal Bank, National Association also acted as lenders. Bank of America, N.A. will also serve as administrative agent.

Under the terms of the new Secured Facility, the Company may borrow up to $150 million, subject to compliance with customary and standard financial coverage covenants and ratios. Included within the Secured facility is an accordion feature for an additional $50 million to support future acquisition opportunities. Borrowings under the Secured Facility accrue interest at either the Lenders’ base rate plus 1.00% or LIBOR plus 2.00%, and can be subsequently adjusted based on the Company’s consolidated leverage ratio, at either the Lenders’ base rate plus 1.00% to 1.75% or LIBOR plus 2.00% to 2.75%.

The Secured Facility carries a five year term and is secured by accounts receivable and other assets of the Company and its subsidiaries. For general borrowings under the Secured Facility, the Company is subject to a maximum consolidated leverage ratio of 3.00x and a minimum consolidated fixed charge coverage ratio of 1.25x. Additional minimum availability requirements and financial covenants apply in the event the Company seeks to use advances under the Secured Facility to pursue acquisitions or repurchase its common stock. Under the terms of the Secured Facility, as of December 31, 2019, the Company had a consolidated leverage ratio of 1.0x and a consolidated fixed charge coverage ratio of 3.6x.

Concurrent with entering into new Secured Facility, the Company also amended the term loans held by its Canadian lender, Fiera Private Debt Funds IV and V (formerly known as Integrated Private Debt Funds IV and V), to make the financial and other covenants therein consistent with those contained in the new Secured Facility. In addition, the security interest securing such term loans were made to be on a parity basis with those assets securing the new Secured Facility.

"We are very pleased to announce our new $150 million senior facility and appreciate and the strong support and confidence of our expanded banking group,” said Bohn Crain, Founder and CEO of the Company. “With this new facility, and the modifications to our Canadian facility, we will be able to  transition from a facility that limited our borrowings to advances against our accounts receivebles, to a more robust cash flow facility that will allow us access to additional low-cost capital and greater financial flexibility as we look to maximize long term shareholder value through a combination of organic growth and strategic acquisitions intended to bring value to our strategic operating partners, shareholders and the end customers that we serve. In addition, with the benefit of our new financing arrangements, we enjoy additional capacity to continue to execute on additional compelling acquisition opportunities while also preserving our ability to pursue other initiatives to unlock shareholder value, including opportunities to buyback of our common stock.”

Crain continued: “The COVID-19 virus is likely to continue to create a lot of stress on supply chains and the financial markets well into 2020. We are fortunate to have de-levered our business with proceeds from an equity raise back in 2015, and unlike many of our peers, we have continued to use our free cash flow to pay-down debt and strengthen our balance sheet. As of December 31, 2019 our consolidated leverage ratio was at a very conservative 1.0x.  Our new facility gives us the financial flexibility to successfully navigate these markets while providing the financial stability to confidently support our operating partners and the end customers that we serve.  We also believe that as customers consider the underlying financial health of their current supply chain partners, Radiant may represent an attrative alternative.”

About Radiant Logistics, Inc.

Radiant Logistics, Inc. (www.radiantdelivers.com) is a third-party logistics and multimodal transportation services company delivering advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. Through its comprehensive service offerings, the Company provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to: trends in the domestic and global economy; our ability to attract new and retain existing agency relationships; acquisitions and integration of acquired entities; availability of capital to support our acquisition strategy; our ability to comply with financial covenants under our outstanding indebtedness; our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations; our ability to maintain and grow our revenues and operating margins in a manner consistent with recent operating results and trends; our ability to maintain positive relationships with our third-party transportation providers, suppliers and customers; outcomes of legal proceedings; competition; management of growth; potential fluctuations in operating results; and government regulation. More information about factors that potentially could affect our financial results is included Radiant Logistics, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

The use of proceeds under the Secured Facility described above reflect possible uses and are not guarantees of how the proceeds will be used, if at all. Any use of proceeds by the Company will be subject to, among other things, then applicable: industry conditions, competitive environment, operational performance, financial covenants within any outstanding indebtedness, contractual restrictions, and regulatory requirements.

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Investor Contact: Radiant Logistics, Inc Todd Macomber (425)943-4531 tmacomber@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. JP Deenihan (425) 943-4533 jpdeenihan@radiantdelivers.com